                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:       Date examination completed:

                             811-7704             June 30, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:

-------------------------------------------------------------------------------------------------------
 AL         AK                        AZ           AR            CA                        CO
 CT         DE                        DC           FL            GA                        HI
 ID         IL                        IN           IA            KS           9850001357   KY
 LA         ME                        MD           MA            MI                        MN
 MS         MO                        MT           NE            NV                        NH
 NJ         NM           985623       NY           NC            ND                        OH
 OK         OR                        PA           RI            SC                        SD    15702
 TN         TX                        UT           VT            VA                        WA
 WV         WI           349089-03    WY           PUERTO RICO
-------------------------------------------------------------------------------------------------------

  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4.    Address of principal executive office: (number, street, city, state, zip code)
     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:       Date examination completed:

                             811-7704              June 30, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:




-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00853      AZ    S-0045508-QUAL   AR            93-M0261-06      CA               CO
 CT    SI35350          DE                     DC                     FL                             GA               HI
 ID    45975            IL                     IN                     IA                I-34553      KS      96567    KY
 LA                     ME       MF98-2533     MD    SM950826         MA                95-0438      MI      270298   MN
 MS    MF-95-07-106     MO                     MT    33571T           NE                 020469      NV               NH
 NJ                     NM       978879        NY    S 27 32 26       NC                             ND       N129    OH
 OK                     OR                     PA                     RI                             SC       MF9250  SD       6517
 TN    RM98-1618        TX       C-48139       UT                     VT              7/24/95-14     VA               WA    C-51629
 WV    BC-30435         WI       303932-03     WY                     PUERTO RICO                            S16021
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
--------------------------------------------------------------------------------
     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF
     THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

--------------------------------------------------------------------------------
     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:       Date examination completed:

                             811-7704                  June 30, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00854      AZ    S-0045509-QUAL   AR            93-M0261-05      CA               CO
 CT    SI35334          DE                     DC                     FL                             GA               HI
 ID    45978            IL                     IN                     IA                I-34554      KS      96569    KY
 LA                     ME       MF98-2535     MD    SM950827         MA                95-0423      MI      270300   MN
 MS    MF-95-07-083     MO                     MT    33573            NE                 023089      NV               NH
 NJ                     NM       672627        NY                     NC                             ND       N130    OH
 OK                     OR                     PA                     RI                             SC       MF9261  SD     6516
 TN    RM98-1618        TX       C-48129       UT                     VT              7/24/95-13     VA               WA    C-51638
 WV    BC-30436         WI       303935-03     WY                     PUERTO RICO                            S16019
-----------------------------------------------------------------------------------------------------------------------------------

  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO
      (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:         Date examination completed:

                             811-7704                   June 30, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:



-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00852      AZ    S-0045510-QUAL   AR            93-M0261-04      CA               CO
 CT    SI35335          DE                     DC                     FL                             GA               HI
 ID    45976            IL                     IN                     IA                I-34555      KS      96568    KY
 LA                     ME       MF98-2534     MD    SM950820         MA                95-0424      MI      270299   MN
 MS    MF-95-07-080     MO                     MT    33572            NE                 023090      NV               NH
 NJ                     NM       672539        NY     S 27 32 28      NC                             ND       N131    OH
 OK                     OR                     PA                     RI                             SC       MF9260  SD     6518
 TN    RM98-1618        TX       C-48130       UT                     VT              7/24/95-15     VA               WA    C-51632
 WV    BC-30437         WI       303933-03     WY                     PUERTO RICO                            S16002
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.     Investment Company Act File Number:         Date examination completed:

              811-7704                                   July 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-------------------------------------------------------------------------------------------------------
 AL         AK                        AZ           AR            CA                        CO
 CT         DE                        DC           FL            GA                        HI
 ID         IL                        IN           IA            KS           9850001357   KY
 LA         ME                        MD           MA            MI                        MN
 MS         MO                        MT           NE            NV                        NH
 NJ         NM           985623       NY           NC            ND                        OH
 OK         OR                        PA           RI            SC                        SD    15702
 TN         TX                        UT           VT            VA                        WA
 WV         WI           349089-03    WY           PUERTO RICO
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Other (specify):
--------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO

     (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:        Date examination completed:

                   811-7704                                 July 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00853      AZ    S-0045508-QUAL   AR            93-M0261-06      CA               CO
 CT    SI35350          DE                     DC                     FL                             GA               HI
 ID    45975            IL                     IN                     IA                I-34553      KS      96567    KY
 LA                     ME       MF98-2533     MD    SM950826         MA                95-0438      MI      270298   MN
 MS    MF-95-07-106     MO                     MT    33571            NE                 020469      NV               NH
 NJ                     NM       978879        NY    S 27 32 26       NC                             ND       N129    OH
 OK                     OR                     PA                     RI                             SC       MF9250  SD     6517
 TN    RM98-1618        TX       C-48139       UT                     VT              7/24/95-14     VA               WA    C-51629
 WV    BC-30435         WI       303932-03     WY                     PUERTO RICO                            S16021
-----------------------------------------------------------------------------------------------------------------------------------



  Other (specify):

--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
--------------------------------------------------------------------------------

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF
     THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zip code)

--------------------------------------------------------------------------------
     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:         Date examination completed:

                  811-7704                                  July 31, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00854      AZ    S-0045509-QUAL   AR            93-M0261-05      CA               CO
 CT    SI35334          DE                     DC                     FL                             GA               HI
 ID    45978            IL                     IN                     IA                I-34554      KS      96569    KY
 LA                     ME       MF98-2535     MD    SM950827         MA                95-0423      MI      270300   MN
 MS    MF-95-07-083     MO                     MT    33573            NE                 023089      NV               NH
 NJ                     NM       672627        NY                     NC                             ND       N130    OH
 OK                     OR                     PA                     RI                             SC       MF9261  SD     6516
 TN    RM98-1618        TX       C-48129       UT                     VT              7/24/95-13     VA               WA    C-51638
 WV    BC-30436         WI       303935-03     WY                     PUERTO RICO                            S16019
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO
     (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:       Date examination completed:

                811-7704                               July 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00852      AZ    S-0045510-QUAL   AR            93-M0261-04      CA               CO
 CT    SI35335          DE                     DC                     FL                             GA               HI
 ID    45976            IL                     IN                     IA                I-34555      KS      96568    KY
 LA                     ME       MF98-2534     MD    SM950820         MA                95-0424      MI      270299   MN
 MS    MF-95-07-080     MO                     MT    33572            NE                 023090      NV               NH
 NJ                     NM       672539        NY     S 27 32 28      NC                             ND       N131    OH
 OK                     OR                     PA                     RI                             SC       MF9260  SD     6518
 TN    RM98-1618        TX       C-48130       UT                     VT              7/24/95-15     VA               WA    C-51632
 WV    BC-30437         WI       303933-03     WY                     PUERTO RICO                            S16002
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:         Date examination completed:

              811-7704                                     October 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-------------------------------------------------------------------------------------------------------
 AL         AK                        AZ           AR            CA                        CO
 CT         DE                        DC           FL            GA                        HI
 ID         IL                        IN           IA            KS           9850001357   KY
 LA         ME                        MD           MA            MI                        MN
 MS         MO                        MT           NE            NV                        NH
 NJ         NM           985623       NY           NC            ND                        OH
 OK         OR                        PA           RI            SC                        SD    15702
 TN         TX                        UT           VT            VA                        WA
 WV         WI           349089-03    WY           PUERTO RICO
-------------------------------------------------------------------------------------------------------

  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS -
      ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:        Date examination completed:

                   811-7704                               October 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00853      AZ    S-0045508-QUAL   AR            93-M0261-06      CA               CO
 CT    SI35350          DE                     DC                     FL                             GA               HI
 ID    45975            IL                     IN                     IA                I-34553      KS      96567    KY
 LA                     ME       MF98-2533     MD    SM950826         MA                95-0438      MI      270298   MN
 MS    MF-95-07-106     MO                     MT    33571            NE                 020469      NV               NH
 NJ                     NM       978879        NY    S 27 32 26       NC                             ND       N129    OH
 OK                     OR                     PA                     RI                             SC       MF9250  SD     6517
 TN    RM98-1618        TX       C-48139       UT                     VT              7/24/95-14     VA               WA    C-51629
 WV    BC-30435         WI       303932-03     WY                     PUERTO RICO                            S16021
-----------------------------------------------------------------------------------------------------------------------------------



  Other (specify):

--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
--------------------------------------------------------------------------------

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF
     THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zip code)

--------------------------------------------------------------------------------
     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:         Date examination completed:

                  811-7704                                October 31, 1998

--------------------------------------------------------------------------------
2.       State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00854      AZ    S-0045509-QUAL   AR            93-M0261-05      CA               CO
 CT    SI35334          DE                     DC                     FL                             GA               HI
 ID    45978            IL                     IN                     IA                I-34554      KS      96569    KY
 LA                     ME       MF98-2535     MD    SM950827         MA                95-0423      MI      270300   MN
 MS    MF-95-07-083     MO                     MT    33573            NE                 023089      NV               NH
 NJ                     NM       672627        NY                     NC                             ND       N130    OH
 OK                     OR                     PA                     RI                             SC       MF9261  SD     6516
 TN    RM98-1618        TX       C-48129       UT                     VT              7/24/95-13     VA               WA    C-51638
 WV    BC-30436         WI       303935-03     WY                     PUERTO RICO                            S16019
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO
     (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.       Investment Company Act File Number:       Date examination completed:

                811-7704                             October 31, 1998

--------------------------------------------------------------------------------

2.       State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
 AL                     AK       98-00852      AZ    S-0045510-QUAL   AR            93-M0261-04      CA               CO
 CT    SI35335          DE                     DC                     FL                             GA               HI
 ID    45976            IL                     IN                     IA                I-34555      KS      96568    KY
 LA                     ME       MF98-2534     MD    SM950820         MA                95-0424      MI      270299   MN
 MS    MF-95-07-080     MO                     MT    33572            NE                 023090      NV               NH
 NJ                     NM       672539        NY     S 27 32 28      NC                             ND       N131    OH
 OK                     OR                     PA                     RI                             SC       MF9260  SD     6518
 TN    RM98-1618        TX       C-48130       UT                     VT              7/24/95-15     VA               WA    C-51632
 WV    BC-30437         WI       303933-03     WY                     PUERTO RICO                            S16002
-----------------------------------------------------------------------------------------------------------------------------------


  Other (specify):
--------------------------------------------------------------------------------
3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]



--------------------------------------------------------------------------------
1. Investment Company Act File Number:              Date examination completed:

            811-7704                                     June 30, 1998
--------------------------------------------------------------------------------
2. State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-00336            AZ  S-0051431-QUAL       AR  93-M0261-10        CA                    CO
CT  SI40451             DE                      DC                       FL                     GA                    HI
ID  47175               IL                      IN                       IA  I-36814            KS  9750000158        KY
LA                      ME  MF-R98-2641         MD  SM961316             MA                     MI  274501            MN
MS  MF-96-08-013        MO                      MT  35532                NE  017547             NV                    NH
NJ                      NM  672541              NY  S 27 59 46           NC                     ND  R487              OH
OK                      OR                      PA                       RI                     SC  MF10155           SD   8359
TN  RM98-1618           TX  C-51014             UT                       VT  8/06/96-22         VA                    WA   C-54138
WV  BC-30440            WI  319301-03           WY                       PUERTO RICO                S-17284
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:            Date examination completed:

              811-7704                                   June 30, 1998
--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-00335            AZ  S-0051432-QUAL       AR  93-M0261-09        CA                    CO
CT  SI40450             DE                      DC                       FL                     GA                    HI
ID  47176               IL                      IN                       IA  I-36813            KS  9750000160        KY
LA                      ME  MF-R98-2640         MD  SM961315             MA                     MI  274500            MN
MS  MF-96-08-012        MO                      MT  35533                NE  017548             NV                    NH
NJ                      NM  979025              NY  S 27 59 45           NC                     ND  R488              OH
OK                      OR                      PA                       RI                     SC  MF10156           SD  8360
TN  RM98-1618           TX  C-51015             UT                       VT  08/06/96-21        VA                    WA  C-54137
WV  BC-30441            WI  319302-03           WY                       PUERTO RICO                S-17285
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:            Date examination completed:

             811-7704                                      June 30, 1998
--------------------------------------------------------------------------------
2.   State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  96-03654            AZ  S-0050673-QUAL       AR  93-M0261-08        CA                    CO
CT  SI39921             DE                      DC                       FL                     GA                    HI
ID  47037               IL                      IN                       IA  I-36541            KS  9650001583        KY
LA                      ME  98-1908             MD  SM961032             MA  96-5090-M          MI  274319            MN
MS  MF-96-06-188        MO  1993-00496          MT  35245                NE  017186             NV                    NH
NJ                      NM  975522              NY  S 27 55 74           NC                     ND  R115              OH
OK                      OR                      PA                       RI                     SC  MF10061           SD  8092
TN  RM98-1618           TX  C-50677             UT                       VT  6/26/96-04         VA                    WA  C-53855
WV  BC-2425             WI  317865-03           WY                           PUERTO RICO            S-17091
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

-------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:             Date examination completed:

               811-7704                                     June 30, 1998

--------------------------------------------------------------------------------
2.  State Identification Number:

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-03274            AZ  S-0054648-QUAL       AR  93-M0261-11        CA                    CO
CT  SI43568             DE                      DC                       FL                     GA                    HI
ID  48080               IL                      IN                       IA  I-38717            KS  9750001397        KY
LA                      ME  97-10404            MD  SM970839             MA                     MI  275653            MN
MS  MF97-06-085         MO                      MT  37100                NE  017654             NV                    NH
NJ                      NM  975043              NY  S 27 94 93           NC                     ND  T350              OH
OK                      OR                      PA                       RI                     SC  MF10761           SD  10032
TN  RM98-1618           TX  C-53071             UT                       VT  6/06/97-03         VA                    WA  C-56136
WV  MF-22542            WI  332753-03           WY                           PUERTO RICO            S-18158
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

               811-7704                                  July 31, 1998
--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-00336            AZ  S-0051431-QUAL       AR  93-M0261-10        CA                    CO
CT  SI40451             DE                      DC                       FL                     GA                    HI
ID  47175               IL                      IN                       IA  I-36814            KS  9750000158        KY
LA                      ME  MF-R98-2641         MD  SM961316             MA                     MI  274501            MN
MS  MF-96-08-013        MO                      MT  35532                NE  017547             NV                    NH
NJ                      NM  672541              NY  S 27 59 46           NC                     ND  R487              OH
OK                      OR                      PA                       RI                     SC  MF10155           SD   8359
TN  RM98-1618           TX  C-51014             UT                       VT  8/06/96-22         VA                    WA   C-54138
WV  BC-30440            WI  319301-03           WY                       PUERTO RICO                S-17284
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:            Date examination completed:

               811-7704                                   July 31, 1998

--------------------------------------------------------------------------------

2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-00335            AZ  S-0051432-QUAL       AR  93-M0261-09        CA                    CO
CT  SI40450             DE                      DC                       FL                     GA                    HI
ID  47176               IL                      IN                       IA  I-36813            KS  9750000160        KY
LA                      ME  MF-R98-2640         MD  SM961315             MA                     MI  274500            MN
MS  MF-96-08-012        MO                      MT  35533                NE  017548             NV                    NH
NJ                      NM  979025              NY  S 27 59 45           NC                     ND  R488              OH
OK                      OR                      PA                       RI                     SC  MF10156           SD  8360
TN  RM98-1618           TX  C-51015             UT                       VT  08/06/96-21        VA                    WA  C-54137
WV  BC-30441            WI  319302-03           WY                           PUERTO RICO            S-17285
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------

3.  Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

             101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104
--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:            Date examination completed:

              811-7704                                    July 31, 1998

--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  96-03654            AZ  S-0050673-QUAL       AR  93-M0261-08        CA                    CO
CT  SI39921             DE                      DC                       FL                     GA                    HI
ID  47037               IL                      IN                       IA  I-36541            KS  9650001583        KY
LA                      ME  98-1908             MD  SM961032             MA  96-5090-M          MI  274319            MN
MS  MF-96-06-188        MO  1993-00496          MT  35245                NE  017186             NV                    NH
NJ                      NM  975522              NY  S 27 55 74           NC                     ND  R115              OH
OK                      OR                      PA                       RI                     SC  MF10061           SD  8092
TN  RM98-1618           TX  C-50677             UT                       VT  6/26/96-04         VA                    WA  C-53855
WV  BC-2425             WI  317865-03           WY                           PUERTO RICO            S-17091
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:              Date examination completed:

            811-7704                                    July 31, 1998

--------------------------------------------------------------------------------
2.   State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------

AL                      AK  97-03274            AZ  S-0054648-QUAL       AR  93-M0261-11        CA                    CO
CT  SI43568             DE                      DC                       FL                     GA                    HI
ID  48080               IL                      IN                       IA  I-38717            KS  9750001397        KY
LA                      ME  97-10404            MD  SM970839             MA                     MI  275653            MN
MS  MF97-06-085         MO                      MT  37100                NE  017654             NV                    NH
NJ                      NM  975043              NY  S 27 94 93           NC                     ND  T350              OH
OK                      OR                      PA                       RI                     SC  MF10761           SD  10032
TN  RM98-1618           TX  C-53071             UT                       VT  6/06/97-03         VA                    WA  C-56136
WV  MF-22542            WI  332753-03           WY                           PUERTO RICO            S-18158
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

--------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

              811-7704                             October 31, 1998

--------------------------------------------------------------------------------
2.   State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------

AL                      AK  97-00336            AZ  S-0051431-QUAL       AR  93-M0261-10        CA                    CO
CT  SI40451             DE                      DC                       FL                     GA                    HI
ID  47175               IL                      IN                       IA  I-36814            KS  9750000158        KY
LA                      ME  MF-R98-2641         MD  SM961316             MA                     MI  274501            MN
MS  MF-96-08-013        MO                      MT  35532                NE  017547             NV                    NH
NJ                      NM  672541              NY  S 27 59 46           NC                     ND  R487              OH
OK                      PA                      RI                       SC                     SD  MF10155           OR   8359
TN  RM98-1618           TX  C-51014             UT                       VT  8/06/96-22         VA                    WA   C-54138
WV  BC-30440            WI  319301-03           WY                           PUERTO RICO            S-17284
WI
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

               811-7704                               October 31, 1998

--------------------------------------------------------------------------------
2.  State Identification Number:

-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-00335            AZ  S-0051432-QUAL       AR  93-M0261-09        CA                    CO
CT  SI40450             DE                      DC                       FL                     GA                    HI
ID  47176               IL                      IN                       IA  I-36813            KS  9750000160        KY
LA                      ME  MF-R98-2640         MD  SM961315             MA                     MI  274500            MN
MS  MF-96-08-012        MO                      MT  35533                NE  017548             NV                    NH
NJ                      NM  979025              NY  S 27 59 45           NC                     ND  R488              OH
OK                      OR                      PA                       RI                     SC  MF10156           SD  8360
TN  RM98-1618           TX  C-51015             UT                       VT  08/06/96-21        VA                    WA  C-54137
WV  BC-30441            WI  319302-03           WY                           PUERTO RICO            S-17285
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):
--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

                811-7704                             October 31, 1998

--------------------------------------------------------------------------------
2.   State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  96-03654            AZ  S-0050673-QUAL       AR  93-M0261-08        CA                    CO
CT  SI39921             DE                      DC                       FL                     GA                    HI
ID  47037               IL                      IN                       IA  I-36541            KS  9650001583        KY
LA                      ME  98-1908             MD  SM961032             MA  96-5090-M          MI  274319            MN
MS  MF-96-06-188        MO  1993-00496          MT  35245                NE  017186             NV                    NH
NJ                      NM  975522              NY  S 27 55 74           NC                     ND  R115              OH
OK                      OR                      PA                       RI                     SC  MF10061           SD  8092
TN  RM98-1618           TX  C-50677             UT                       VT  6/26/96-04         VA                    WA  C-53855
WV  BC-2425             WI  317865-03           WY                           PUERTO RICO            S-17091
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):
--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
-------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


--------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

               811-7704                              October 31, 1998

--------------------------------------------------------------------------------
2.   State Identification Number:


-----------------------------------------------------------------------------------------------------------------------------------
AL                      AK  97-03274            AZ  S-0054648-QUAL       AR  93-M0261-11        CA                    CO
CT  SI43568             DE                      DC                       FL                     GA                    HI
ID  48080               IL                      IN                       IA  I-38717            KS  9750001397        KY
LA                      ME  97-10404            MD  SM970839             MA                     MI  275653            MN
MS  MF97-06-085         MO                      MT  37100                NE  017654             NV                    NH
NJ                      NM  975043              NY  S 27 94 93           NC                     ND  T350              OH
OK                      OR                      PA                       RI                     SC  MF10761           SD  10032
TN  RM98-1618           TX  C-53071             UT                       VT  6/06/97-03         VA                    WA  C-56136
WV  MF-22542            WI  332753-03           WY                           PUERTO RICO            S-18158
-----------------------------------------------------------------------------------------------------------------------------------

Other (specify):

--------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104
-------------------------------------------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS

December 8, 1998

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion about Schwab Marketability International Portfolio (formerly Schwab OneSource Portfolios-International Fund), Schwab MarketManager Growth Portfolio (formerly Schwab OneSource Portfolios-Growth Allocation Fund), Schwab MarketManager Balanced Portfolio (formerly Schwab OneSource Portfolios-Balanced Allocation Fund), Schwab MarketManager Small Cap Portfolio (formerly Schwab OneSource Portfolios - Small Company Fund), Schwab MarketTrack Growth Portfolio (formerly Schwab Asset Director-High Growth Portfolio), Schwab MarketTrack Balanced Portfolio (formerly Schwab Asset Director -Balanced Growth Portfolio, Schwab MarketTrack Conservative Portfolio (formerly Schwab Asset Director-Conservative Growth Portfolio) and Schwab MarketTrack All Equity Portfolio (commenced operations on May 19, 1998) (eight series constituting part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of June 30, 1998, July 31, 1998 and October 31, 1998 included in the accompanying "Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, July 31, 1998 and October 31, 1998, and the period from October 31, 1997 (the date of last examination) through October 31, 1998 with respect to agreement of purchases and sales of securities and similar investments:

- Review of the Funds' mutual fund investments at June 30, 1998, July 31, 1998 and October 31, 1998 recorded on the books and records of Charles Schwab & Co. Inc. ("CSC") in its capacity as depositary for the Chase Manhattan Bank, the Funds' custodian.

- Confirmation of CSC's omnibus accounts for mutual fund investments at June 30, 1998, July 31, 1998 and October 31, 1998 with either third party mutual fund transfer agents or The Depository Trust Company ("DTC"), as applicable.

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of CSC at June 30, 1998, July 31, 1998 and October 31, 1998, in all material respects.

- Review of management's reconciliation of omnibus account positions recorded by CSC to mutual fund investments recorded on the books and records of the Funds at June 30, 1998, July 31, 1998 and October 31, 1998, in all material respects.

- Agreement of three security purchases and three security sales since our last examination from the books and records of the Funds to third party mutual fund transfer agent or DTC confirmations.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, July 31, 1998 and October 31, 1998 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.

/s/ PricewaterhouseCoopers LLP

    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


We, as members of management of Schwab MarketManager International Portfolio (formerly Schwab OneSource Portfolios - International Fund), Schwab MarketManager Growth Portfolio (formerly Schwab OneSource Portfolios - Growth Allocation Fund), Schwab MarketManager Balanced Portfolio (formerly Schwab OneSource Portfolios Balanced Allocation Fund), Schwab MarketManager Small Cap Portfolio (formerly Schwab OneSource Portfolios - Small Company Fund), Schwab MarketTrack Growth Portfolio (formerly Schwab Asset Director - High Growth Portfolio), Schwab MarketTrack Balanced Portfolio (formerly Schwab Asset Director - Balanced Growth Portfolio), Schwab MarketTrack Conservative Portfolio (formerly Schwab Asset Director - Conservative Growth Portfolio) and Schwab MarketTrack All Equity Portfolio (eight series constituting part of Schwab Capital Trust, hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 1998, July 31, 1998 and October 31, 1998.

Based on this evaluation, we assert that the Funds were in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, July 31, 1998 and October 31, 1998 with respect to mutual fund investments reflected in the investment account of the Funds.


Schwab Capital Trust


/s/William J. Klipp
----------------------------------------------------
William J. Klipp
Executive Vice President and Chief Operating Officer


/s/Tai-Chin Tung
----------------------------------------------------
Tai-Chin Tung
Principal Financial Officer and Treasurer